EXHIBIT 99.1
                                                                    ------------

                               EPICEPT CORPORATION
                            INVESTOR CONFERENCE CALL
                                  MARCH 3, 2008
                                  10:00 A.M. CT


Operator:         Good morning and welcome to the EpiCept Corporation fourth quarter financial results question and answer session. At this time, all participants are in a listen only mode. Following management's prepared remarks, we will hold a Q&A session. To ask a question, please press star followed by the number one on your touch-tone phone. If anyone has difficulty during the conference, please press star zero for operator assistance. As a reminder, this conference is being recorded, today, March
                  3rd, 2008.

                  I would now like to turn the conference over to Miss Kim Golodetz. Please go ahead, ma'am.

Kim Golodetz:     Thank you. This is Kim Golodetz with Lippert Heilshorn &
                  Associates. Thank you all for participating in today's call.
                  Joining me this morning from EpiCept are Jack Talley, president and chief executive officer, and Bob Cook, chief financial officer. This call is a question and answer session.

                  Last Friday, EpiCept released financial results for the fourth quarter of 2007. If you have not received these news releases or if you would like to be added to the company's distribution list, please call Lippert Heilshorn in New York at 212-838-3777 and speak with (Cheryl Pillotso).

                  Before we begin, I would like to caution that comments made during this conference call by management will contain forward looking statements that involve risks and uncertainties regarding the operations and future results of EpiCept. I encourage you to review the company's filings with the Securities and Exchange Commission, including without limitation the company's Form 10-K and Forms 10-Q, which identifies specific factors that may cause actual results or events to differ materially from those described in the forward looking statements. The content of this conference call contains time sensitive information that is accurate only as of the date of the live call, today, March 3rd, 2008. The company undertakes no obligation to revise or update any





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                  statements to reflect events or circumstances after the date of this conference call.

                  With that said, I would like to turn the call over to Jack Talley. Jack?

Jack Talley:      Thank you. Good morning. The company became aware that
                  technical difficulties prevented the question and answer session that we had planned for last Friday's earnings call.
                  Our prepared remarks from that call continue to be available on the Web. However, given the significant news that we have recently had, we wanted to take this opportunity, make it available for our investors today. Beside Bob Cook, joining me on the call today, our Chief Financial Officer, Stephane
                  Allard, our chief medical officer, and Dileep Bhagwat, senior vice president pharmaceutical development and Ceplene project team leader.

                  We are delighted to answer any questions that you might have for us today and at this time, Operator, please open the call up for questions.

Operator:         Ladies and gentlemen, if you wish to register for the question and answer session for today, you will need to press star then the number one on your telephone. You will hear a prompt to acknowledge your request. If your question has been answered and you wish to withdraw your polling request, you may do so by pressing star then the number two. If you are using a speakerphone, please pick up your handset before entering your request. Again, we request that if you have already pressed star one to ask a question, please press it once more to ensure you enter into the queue. One moment, please, for your first question.

                  Your first question will come from the line of (Sean) with (Rodman and Renshaw).

(Sean): Hello. Thank you very much for holding this Q&A. I have some questions for you. I didn't get a chance to ask last time. The first one is like you said the final vote would occur - will occur in March. It's now March. So between this short time period, which kind of thing you can do to like ensure to brighten the chance you may get a positive outcome?



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Jack Talley:      Sure. Thank you, (Sean). What happened in February was an oral explanation where a non binding trend vote was taken by the CHMP members that were present for that meeting. The vast majority of the members were present. The final vote on the application will be taken up at the March meeting of this CHMP which is going to be the week of March 15th - March 17th, I'm sorry. The week of March 17th. And the company in - over this relatively short period of time is communicating with the CHMP to identify and clarify any remaining issues. Obviously, we've shared with investors the point that's been brought up about our experience historically in melanoma and differentiating that from the applied for indication in AML, that is one of our key activities during this period of time.

(Sean): OK. So you actually mentioned that there were changes (inaudible) notice for this period of time. So do you have any kind of connection - communication with those two new reviewers ...

Jack Talley:      There are - we are still working with the same rapateur and co-rapateur up until a final vote is taken. If the final vote is negative, then the agency would presumably assign at least one new rapateur, in all likelihood, two new rapateurs, a rapateur and a co-rapateur, and then we would be dealing with them as the primary reviewers of the application. We would be going forward, that's called a reassessment process and the reassessment process would take place beginning shortly thereafter and ultimately, it would result in a decision - a reassessment decision which would presumably take place in July of this year.

(Sean): I see. So you mentioned during the last call last Friday you had some serious discussion with European (inaudible) for this. I suppose you may not have received much feedback in this short period of time. So are you going to assess the response from those (inaudible) beside you are going to move forward yourself, either yes or no for or the review? Or you may want to enlist somebody else to help you review this process?

Jack Talley:      Where we're at right now is that we need to get the final
                  vote, the binding vote, on the application in March. We have kept the various European marketing partners informed about what it is that's going on. While we don't have a deal with



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                  anybody at this point in time, we can only get informal advice at this juncture. But based on the final decision, then the company, it needs to make a decision as to how to proceed from there. During the reassessment process, a decision would come fairly quickly after that and then we would know whether or not we wanted to - or whether or not the opportunity was there in order to have a partner with the process going forward at that point.

(Sean): Thank you very much for the clarification. (I'm now) back in the queue.

Jack Talley:      Thanks, (Sean).

Operator:         Your next question will come from the line of (Joe Ferraro)
                  with ISE.

(Joe Ferraro):    Good morning, Jack. I just wanted to follow up with you. I had a couple of conversations with Bob Cook. I wanted to know maybe if you could talk a little bit about what your plans, generally, might be if the final vote for Ceplene is negative, vis-a-vis the financing efforts of the company going forward.

Jack Talley:      Well, if the final vote were negative on Ceplene
                  hypothetically, at the July meeting, it would be because the EMEA had determined that a (confirmatory) trial was indeed going to be necessary and so, the options to the company at that point would be to either conduct that study on our own or with a partner or to simply - or discontinue development of Ceplene. I do think - of course, we haven't made that decision at this point in time because that's a hypothetical built on a hypothetical, but given the profound clinical benefit of Ceplene in AML and such a strong statistical and clinically meaningful outcome, it would be unfortunate, but the inclination would be to try to find a way to have to do that (confirmatory) trial. But the real loser in that process would surely be the AML patients out there because they do not have, after a successful induction and consolidation therapy right now, there is no other therapy for remission maintenance and sadly, the vast majority of them relapse in a short period of time and most of those that relapse, go on to a fairly quick death thereafter. And so that would be a very unfortunate outcome.



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(Joe Ferraro):    Great.  Thank you very much for taking the question.

Operator:         Your next question will come from the line of (Kevin Scoll), private investor.

(Kevin Scoll):    Thanks for taking my call, Jack. Very disappointed, of course, in hearing the preliminary results of the vote. I do have a couple of questions, I'll try to merge them together for you.
                  My first question is, how many voting members in the CHMP panel that voted?

Jack Talley:      There are 32 voting states of the CHMP. For our meeting in
                  February, 29 were present.

(Kevin Scoll):    Can you tell me how many voted towards negative trend?

Jack Talley:      No, I can't. Unfortunately, that's - because it was a non
                  binding trend vote and people do have the chance to change their vote, that's considered confidential information. So, what I can tell you is that it was a very divided opinion amongst the member states and it was not like - it's not as if there was one very large negative camp and one small positive camp. It's less than a handful of votes need to change in order to make this become a positive final vote.

(Kevin Scoll):    Can we assume approximately a 10 percent or less swing?

Jack Talley:      That's a clever way to ask the question, but I would just say a handful or less. At the March vote, each country is identified as to how they vote on the application so that becomes a matter of public information later this month.

(Kevin Scoll):    OK. Were there any expert groups involved in the process with this FAG-O advisory oncology group involved with the CHMP?

Jack Talley:      The FAG oncology did meet on this application in order to
                  clarify for the agency some outstanding issues and just one, for instance, I don't want to go - we don't have to get in to a huge amount of detail, but one, for instance, was what has been a persistent issue for this application for some period of time and that was whether or not the benefits of Ceplene in IL2 could be due to IL2 alone, for instance. And those of you who follow the company may be aware that that was the singular



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                  issue in the FDA's assessment of whether or not the package was suitable for filing. I am pleased to say that, from a FAG oncology perspective, as well as from a rapateur and co-rapateur perspective, they have considered that issue at length and decided that there is a - that the issue is, in fact, resolved. That there is no unknown benefit of IL2 alone in AML and so that was one of the items that was clarified.

(Kevin Scoll):    OK. And not to take up too much more time here, but was there any patient advocacy groups that could get involved at this point? And to help our cause? Or to help the cause for Ceplene?

Jack Talley:      We have been in contact with patient advocacy groups in the
                  U.S. where it's somewhat better organized than what it is in Europe. The process there is a little different, but we are reaching out to cooperative study groups and others. We are very fortunate to have some very, very sophisticated thought leaders on board and helping us with this cause, if you will.
                  And we're going to continue to add to that over time. Again, I do think the people - the biggest losers in an adverse decision would be the AML patients overall.

(Kevin Scoll):    And Jack, to help me understand this in my mind a little bit better, upon the application of the MAA, were there any indications from the EMEA or the CHMP or any of the other parties involved that the melanoma trial from five years ago was going to be a potential issue?

Jack Talley:      Well, I think I've - well, I know I've stated many times in various public forums that the likely number one issue was going to be the fact that this application relied on a single clinical trial. We knew that before the application was filed, obviously. The EMEA knew this before the application was filed. And we have spent - and that was in October of `06. We have spent this period of time dealing with a wide variety of issues and resolving them, one after the other. I mentioned
                  IL2. Another one was the end point, whether or not leukemia free survival was an appropriate end point versus overall survival. We were able to resolve that one in our favor and I could go on and on.



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                  It was not until fairly recently that melanoma came back at us, if you will, and it did not raise itself to the level of importance that it did at the time we found out the outcome of the trend vote.

(Kevin Scoll):    Oh, I could understand all of the other issues, the safety, the efficacy, all of those other things, but the relationship with the completely different type of cancer to me, just makes no sense in my mind. If there's any other clarification that you can give in the future on that, I would really appreciate it. And that's ...

Jack Talley:      I think our experts would agree with you that a solid tumor like melanoma, especially melanoma with liver metastases is from a path of physiology perspective is so distant from an AML patient with minimal residual disease and that any direct comparison between those two clinical histories - between those two diseases, forget about anything that EpiCept has done, but as direct comparison between those two diseases it's very difficult to connect the dots. Beyond that, if you actually look at the clinical experience and what we've done with Ceplene in AML and contrast what had been done by Maxim
                  Pharmaceuticals with melanoma with melanoma studies the first melanoma study did not meet it's primary end point in an attempt to treat population. I mean it's the fundamental number one characteristic of whether or not a study is successful or unsuccessful, did it meet it's primary end point? In the intent to treat population, it was melanoma in the first trial, it did not. The second trial that was conducted by Maxim with melanoma with liver metastases, that trial did not meet it's intent to treat primary end point.

                  In AML, we met the primary end point. That was in CR1, CR2 and CR3 patients across all 320 patients. A very different starting point, if you will, for even comparing these two histories.

(Kevin Scoll):    I agree 100 percent. I'm lost as to the reasoning from the
                  EMEA on that point. Everything points to efficacy and safety and getting something unmet need to these patients and I hope they can sleep at night, that's all I've got to say. And I appreciate your time and answering my questions, Jack.

Jack Talley:      Thank you.


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(Kevin Scoll):    Thank you.

Operator:         Once again, ladies and gentlemen, as a reminder, to register for a question, please press star then the number one on your telephone. Our next question will come from the line of (Mark
                  Bergendal) with Ascendant Securities.

(Mark Bergendal): Good morning, Jack. I joined about five minutes, so you may have addressed this already, but under the hypothetical that it's a negative vote, can Ceplene still be partnered? And if so, do you have any discussions currently taking place?

Jack Talley:      There have been discussions taking place with various partners that have sizable European and elsewhere oncology infrastructures. We are making them aware of what's going on in real time with Ceplene. Of course, they are going to have to react to what the final news is and we don't know what that's going to be. There's going to be a final vote in March and if that vote is negative, then there would be a reassessment vote in July and at that point in time, they would have to make their decision. I think if the reassessment vote is positive - let's just assume, for the moment, there is a reassessment vote. If that reassessment vote were to be positive in July, that would in no way diminish the partnering interest for Ceplene because it certainly is very, very strong and if the final vote in July were negative, then they would have to reassess their options and of course, the company would have to reassess it, as well.

(Mark Bergendal): And then, over here, relative to the FDA, what are the plans?

Jack Talley:      I'm glad you brought that up. The FDA is entirely independent of the EMEA and the CHMP. They are, of course, aware of the discussions that are happening in London. We have had a few instances where we have separately reached out to the FDA on an ongoing basis with regards to this application. The number one historical issue with the FDA was whether or not the benefit of Ceplene profile two could have been due to IL2 alone and the reality is that we now have approximately 900 patients who have been studied in prospective randomized trials of IL2 alone and you have the experts, as well as the regulators in Europe saying that this issue is resolved. So, what we have to do with the FDA is once we're complete with


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                  the European part of the process, is formally request a
                  pre-NDA meeting and then make our case, if you will, with the oncology division at FDA. But given what happened and what's changed with regards to IL2 alone and this disease and the mountain of evidence which has accumulated, including two studies that were published at just this last December's ASH meeting that showed, yet again, no benefit of IL2 alone in this disease. I believe our prospects with FDA would be quite positive.

(Mark Bergendal): OK. Thank you. Just before I jump, a lot of talk about Ceplene at the moment, but can I ask a quick question about your other product? What regarding NP1, once the phase two trial is complete, what are the plans?

Jack Talley:      Well, we did just recently announce the outcome of NP1, a
                  fairly large trial, in diabetic neuropathy or diabetic peripheral neuropathic pain, which is the number one cause of diabetic pain, and that was, again, a phase two effort. If you carefully look at the data and in this trial, it was a four week duration and if you look at it over time, the curves were continuing to separate from week one to baseline, week two to week one, week three to week two, week four to week three, and if you were going to do a registration trial in this type of diabetic pain, it has to be a 12 week duration. So based on how the trial was trending, given the size of the phase two population, if we had let the trial go on a few weeks longer, it appeared as though it was likely to have reached statistical significance because the primary end point was .071, I believe for that trial.

                  If we, in planning for a phase three effort we, in fact, would enroll more patients than what we did in this and also carry it for a longer duration.

                  So our plans with NP1 are to seek a partner to help us with those phase three expenses and it needs to be a partner that has a sizable U.S. infrastructure in order to realize the potential of this product given that it's largely going to be used by generalists.

(Mark Bergendal): OK. Thank you very much for your time and I agree with the previous questionnaire that this - it would be a travesty if this turned out to be a negative vote for Ceplene in Europe


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                  and I think everybody's very hopeful that it will turn out to be an affirmative vote. So, thank you.

Jack Talley:      We - you're welcome. We, obviously, share that sentiment and if, in fact, there is a negative vote which comes out of March, that will be disappointing. But there is plenty of precedent for drugs which, on reexamination, with new rapateurs, in fact, have generated a final positive opinion.
                  Next.

Operator:         Again, ladies and gentlemen, if you would like to ask a
                  question, please press star then the number one. Next, we will hear from (Corey Sohmer), private investor.

(Corey Sohmer):   Hi, Jack, Bob.  This is (Corey).

Jack Talley:      Hey, (Corey).

(Corey Sohmer):   How are you? Has the company learned anything more from it's phase one trial of EPC2407? And what are the plans going forward?

Jack Talley:      Thanks for bringing up 2407. 2407 is a novel vascular
                  disruptive agent with a platotic activity. We did report some very initial results from the monotherapy trial with 2407 and we're continuing to evaluate that data. We did submit to ASCO and are hopeful that 2407 will be presented at ASCO. It's clearly - this was a - the phase one trial is an all comers monotherapy trial in people with resistant solid tumors and we have seen a clear indication of an anti-cancer affect and very recently, there's a suggestion that it may, in fact, very well be dose related. So both the company and the investigators are very hopeful for 2407 and you should be hearing more about that hopefully at ASCO this year.

(Corey Sohmer):   Thank you.

Operator:         Your next question will come from the line of (Mike Wertz), private investor.

(Mike Wertz):     Logistically how do you deal with the EMEA between now and the final vote in March and specifically, is the management allowed to talk with the individual voting members that are on


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                  the panel? Or do you have to do everything through the two rapateurs?

Jack Talley:      The company is able to communicate in writing with all voting members by submitting any type of formal communication that we think is important to bring to the attention of all 32 voting members. If we want to have a discussion with the rapateur and co-rapateur, we have to formally request that through the agency and then the rapateur and co-rapateur are able to decide on their own whether or not they want to accept such a discussion and it's entirely their prerogative.

(Mike Wertz):     OK. As a follow up, it sounded, at least from what I heard last week, is that you had one of these guys were on your side and one was not. I mean are you guys actively trying to talk with the one person who is siding with you on Ceplene? And have him kind of advocate for the company with the other member states? Or is that typically how something like this would work?

Jack Talley:      That is typically how something like this would work. I would say that the positive reviewer for Ceplene we have been told feels very passionate about this, very professional, of course, but very passionate and is able to look at the AML experience unprejudiced by any other clinical history with Ceplene and also, is a very forceful individual in terms of his ability to argue the case, if you will, for Ceplene. And some of that happens in the company's presence, much of it happens when the company is excused.

(Mike Wertz):     OK. And then lastly, you mentioned that there were only 29 out of the 32 voting members that were present for the trend vote.
                  Is that correct?

Jack Talley:      That's correct.

(Mike Wertz):     OK. And do you expect all 32 to vote in March? Or I mean
                  typically, when you get to the final vote, do all 32 people participate? Or is it always a couple of people missing for personal reasons? Or whatever it may be?

Jack Talley:      Well, you need to just bear in mind that the CHMP is
                  considering many applications at every meeting.


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(Mike Wertz):     Right.

Jack Talley:      ... and there is no way for us to know who will or won't be there. What I would expect for the March vote is that there would be a similar or greater number of countries.

(Mike Wertz):     Well, I guess one last follow up then. The three people that were missing in the prior vote, do you have a feel for which way those three people were leaning? And you're probably not going to answer the second part of this, but I'm going to rephrase a question from earlier, is the margin of error in the trend vote within those three votes that were missing in the last vote?

Jack Talley:      That's the most clever way of asking that question I've heard thus far. We don't know the way or the leanings, if you will, of the three that were not present. There's no way for us to know. We don't even know what three countries those were.

(Mike Wertz):     OK.

Jack Talley:      So, it's just not possible.

(Mike Wertz):     Thank you very much for your time and good luck.

Jack Talley:      Thank you.

Operator:         Your next question will come from the line of (Brian Vann), private investor.

(Brian Vann):     I was wondering if you could give us an update on your
                  partnership with Myriad and Azixa? And the reason for any delay in the milestone payment?

Jack Talley:      Sure. Myriad is developing Azixa in three different types of brain cancer, primary glioblastoma, non small cell lung cancer and melanoma (mets) that have spread to the brain. The - we have not received a payment from them because they haven't doses a patient. I'm pretty sure it's public knowledge, they are, in fact, recruiting and screening patients for this effort and we would expect that once they have identified a patient and has signed the informed consent that the dosing would proceed very promptly thereafter. I'm, frankly, surprised it's taken this long. I think Myriad would probably tell you they're surprised it's taken this long. But I don't


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                  think that there's going to be a long wait from this point forward.

(Brian Vann):     And have they given you any rationale for the delay? Or why it's taking so long?

Jack Talley:      There have - we are in very frequent contact with Myriad,
                  roughly a monthly or so basis as it relates to Azixa's development. They are required to share with us the reasons why Azixa's progressing or not progressing. They have had things happen along the way that are not unusual in drug development and - but I wouldn't be at liberty to disclose what's happened. All I can say today is that there is no regulatory impediment to an Azixa patient being dosed.

(Brian Vann):     OK. Thanks. And then, what would be the first milestone
                  payment? And can you elaborate any more on your current cash situation?

Jack Talley:      The milestone payment is a $1 million payment when they dose their first patient. We did announce our cash at the end of December. Bob ...

Bob Cook:         Yes. I mean the - in the financial statements, for December
                  31st, we showed that there was $4.9 million on the balance sheet as of that date. I think that we have been public about our burn rates. We probably moderated them a little bit since then, but I think there's been no substantial change. And I think we've also discussed in our financial statement that there will be a need for cash in the first quarter and that is still the case.

(Brian Vann):     OK.  Thank you.

Operator:         Your next question will come from the line of (Adam Blonski)
                  with Quest View Capital.

(Adam Blonski):   Hi, guys. Bob, just can you elaborate a little bit more on the extension of the maturity date on that non amortizing loan?
                  When was it due?

Bob Cook:         The loan was originally due December 31st, 2007 and in
                  discussions with them back in December, they agreed to extend the loan until June 30th of this year. And the principal amount is 1.5 million euros.

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(Adam Blonski):   OK.

Bob Cook:         The - there is - this is a - it's a 10 year loan. It's a
                  development type loan and they are entitled to certain payments if we do well and certain things happen. And what we really wanted to do here was to negotiate a way all of these things that might happen in order to clarify for folks and for our accountants on the financial statements exactly what we were dealing with. So all of that stuff has gone away and all we do now is pay them cash interest. We paid them some money in January and we will pay them accrued interest through June
                  30th and the principal amount and then that's it.

(Adam Blonski):   OK. And you're not expecting to have to extend the maturity past June 30th?

Bob Cook:         No, we're not expecting to have to do that at this point.

(Adam Blonski):   OK. You said there's some trigger items that could cause
                  additional payments?

Bob Cook:         There were trigger items and we were accounting for them. We had about $600,000 in accrued interest that would possibly have been payable, but that has all gone away now because of our renegotiation. And that's what ...

(Adam Blonski):   ... came from.

Bob Cook:         Yes. And that's really the major cause of the gain that we booked at the end of December.

(Adam Blonski):   All right.  Great.

Bob Cook:         OK?

Operator:         Your next question will come from the line of (Daniel
                  Sanchez), private investor.

(Daniel Sanchez): Hello?

Jack Talley:      Hello.



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(Daniel Sanchez): Hello.

Operator:  (Daniel), your line is open.  Please go proceed with your question.

(Daniel Sanchez): OK. I just want to say one thing; the next time you have a result out, please don't use the word encouraging because encouraging is a half-assed positive. I would appreciate it if you would use your words carefully because it is important for us investors.

Jack Talley:      Well, I thank you for your comment. I do believe that the DPN results were encouraging. The company has the benefit of being able to look at a lot more data than what we're able to put out in a top line press release. Also, we are aware of what potential partners were looking for from that trial and as well we all would have liked to have seen a very, very low p-value, the fact that we did see the signal that we saw from that trial, we do think was encouraging and we are getting a positive, encouraging response to those trial results from potential partners. But thank you.

(Daniel Sanchez): ... it took me a pretty big step and I'm sure it took you guys a lot of it, too. Are you guys planning on deleting any more stock?

Jack Talley:      I am sorry.  I missed the question.

(Daniel Sanchez): Are you planning on deleting any more stocks, at this level?

Bob Cook:         Well, it's a question that's not easy to answer. We have
                  obvious funding needs and use of stock is one way for us to satisfy those needs. It's certainly not the only way. So, while we cannot really promise that we're not going to do that, we have interest in not diluting or minimizing the dilution levels of the stock at these - at current prices for sure. So, whatever we do, it's always in mind - we always have in mind what the affect on the stock may be.

(Daniel Sanchez): All right. Thank you for your time.

Operator:         We also have a follow up question from (Kevin Scoll).



                                       15
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(Kevin Scoll):    ... was not to beat this Ceplene horse anymore. I think he's pretty bloody at this point. I wanted to - a couple of question about the ASAP platform. Are you guys currently screening for new compounds at this time?

Jack Talley:      Yes, we are.

(Kevin Scoll):    And at what rate does that occur? How many compounds on a
                  monthly basis, per se?

Jack Talley:      I couldn't tell you off of the top of my head. We purchase chemical libraries from various sources and put them through this screening platform and when we begin to see the inkling of what might be a hit, we then analog around that in order to, hopefully, improve the potency and specificity of that candidate compound and also to protect it from a patenting perspective. But, I couldn't give you a figure off of the top of my head. Sorry.

(Kevin Scoll):    But it is current and ongoing?

Jack Talley:      Yes, it is. We have a team of researchers in San Diego and that's essentially what they do.

(Kevin Scoll):    Do we see any potential licensing of any other compounds in the future? What are your feelings on that? Or are there anything trending towards the compounds that are looking interesting at this time?

Jack Talley:      Well, I would still say that probably the most interesting one is going to continue to be 2407. Everything else that we're developing is certainly interesting from a scientific perspective, but it's preclinical and most of the deals that are done these days are usually predicated on a strong proof of concept signal. And we are beginning to see that with 2407 and it's certainly is a novel VDA and Novartis did a very bid deal with anti-stoma for their VDA and of course, they had a phase two signal that came from - that led to that deal. So, we would be open-minded and opportunistic as it relates to a partnership with 2407 were it to come our way, but it's probably not likely before there is more of a proof of concept.



                                       16
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(Kevin Scoll):    I'm trying to put a value on the ASAP platform. Can that be compared to any other publicly traded company's screening platform that exists currently?

Jack Talley:      That's very difficult to do, (Kevin). I wouldn't - the other companies that are in the advanced development with VDAs include OXiGENE and anti-soma for starters, but to actually value the platform, per se, I don't think we can do that.

(Kevin Scoll):    OK. Well, from what I'm gathering that the platform itself exceeds the market cap for the company. But that's my thought.
                  In any case ...

Jack Talley:      And you're not alone.

(Kevin Scoll):    I really appreciate the answers to my questions and I really hope you guys try to pursue every possible avenue with the EMEA because the near term, it's really necessary, in my view.
                  In any case, I do appreciate your time and answering my questions in detail.

Jack Talley:      Sure. You can rest assured, no stone is going to go unturned as it relates to our pursuit of Ceplene with the EMEA. One of the advisors that we brought on to advise if, in fact, there is a reassessment or appeal process, he shared with me that his history is that he just successfully overturned a unanimous negative decision to a positive one. So these things
                  - I'm not saying that that's where we're at because, obviously, we're not at a unanimous negative decision, but this is just an example that of what can happen in the full voting process. But thank you very much.

(Kevin Scoll):    Thank you.

Operator:         Ladies and gentlemen, that is all of the time we have today for questions. Gentlemen, you may proceed with your presentation or any closing remarks.

Jack Talley:      Again, I'd just like to thank everybody for participating
                  today. I'm certainly glad we did open it up to this Q&A session and management looks forward to sharing with you information going forward. Have a good day.



                                       17
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Operator:         Ladies and gentlemen, this does conclude today's
                  teleconference. Thank you all for your participation and you may now disconnect.

                                       END



























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